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                                                                   EXHIBIT 99.2
[VENUS CORPORATION LOGO]

                         [VENUS CORPORATION LETTERHEAD]


                                                                  NEWS RELEASE
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FOR RELEASE MAY 22, 1997                CONTACT:        EUGENE L. AMES
                                                        CHIEF EXECUTIVE OFFICER
                                                        VENUS EXPLORATION, INC.
                                                        (210) 225-4722

                             XPLOR & VENUS COMBINE
                  Xplor To Be Renamed Venus Exploration, Inc.

HOUSTON, TEXAS, MAY 22, 1997 ... Xplor Corporation announced today that it closed the acquisition of the assets of Venus Exploration, Inc., and of a group of producing oil and gas properties from Lomak Petroleum, Inc. (NYSE: LOM). Both acquisitions were made in exchange for Xplor common stock and warrants to acquire Xplor common stock and the transaction will be accounted for as an acquisition of Xplor Corporation by Venus. Xplor (the "Company") will change its name to "Venus Exploration, Inc.", and will change its Nasdaq trading symbol to "VENX". The corporate headquarters will be moved from Houston to San Antonio, Texas.

        Prior shareholders of Venus now hold 58% of the Company's common stock, while Lomak holds 22% and prior Xplor shareholders maintain 20%. The Company has proved oil and gas reserves estimated at 12.0 Bcfe, over $2.0 million of cash net of long-term debt, and a significant portfolio of development and exploratory drilling projects.

        The Company intends to focus on a strategy of growth through continued development and exploratory drilling on an extensive inventory of projects generated by Venus' exploration team. Among the fields to be developed is the Company's new discovery in the Kismet Field of southwestern Kansas. The Venus #1 Simonson discovery well was completed on April 22, 1997, for an initial flow rate of 295 barrels oil per day through perforations in the Mississippian Osage formation at 6366-6380 feet. This well represents a new, deeper pay discovery in the Kismet Field, and the Company is currently drilling an offset well. The Company is the operator, owns a 50% working interest and controls 1,840 acres of deep rights in the field.



                                     -more-







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        In the Expanded Yegua trend of south Texas, the Company began gas sales in March from the 3-D seismically defined #1 Henry discovery well in the Shanghai Field area of Wharton County, Texas. The Company is the operator and owns a 17% working interest in this well, which currently flows approximately 4,000 Mcf gas and 225 barrels condensate per day from the upper Yegua sand at 9,400 feet. In 1997, additional development drilling is planned in other fields in south and west Texas, and in central Oklahoma. Including five Venus wells drilled so far this year, the Company currently plans to participate in the drilling of as many as 25 development and exploratory wells in 1997.

        In addition to Eugene L. Ames, who is Chairman and CEO, John Y. Ames is President, and James E. Gayle, who was CEO of Xplor, has become Executive Vice President of the Company. The Company's Board of Directors will include Gene and John Ames and five outside directors, including two of Venus's current outside directors, Jere W. McKenny, former President and Director of Kerr-McGee Corp., and James W. Gorman, President of Cockfield Exploration, a privately held exploration company, as well as John H. Pinkerton, Lomake's President & CEO, and two current Xplor directors, Martin A. Bell and J. Morton Davis.

        Xplor is currently traded on the Nasdaq SmallCap Market under the symbol XPLR. After the name change to "Venus Exploration, Inc.", which should be completed within two weeks, the trading symbol will be VENX.